UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	May 3, 2006

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23071	31-1241495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Due to our growth over the past several years, on May 3, 2006, we entered into a lease agreement (the “Lease”) with Hartz Mountain Metropolitan (“Hartz”) for 245,200 square feet of office and warehouse space at 2 Emerson Lane, Secaucus, New Jersey (the “Emerson Lane Space”) in a building about a mile away from our current corporate headquarters. We plan to move our corporate headquarters into the Emerson Lane Space as soon as practicable after we complete certain improvements to Emerson Lane Space. Accordingly, effective on our move into the Emerson Lane Space, we are terminating our current lease agreements with Hartz for (i) office space located at 900 Secaucus Road, Secaucus, New Jersey and (ii) office and warehouse space located at 915 Secaucus Road, Secaucus, New Jersey (the “Terminated Space”).

The Lease is for an initial term of fifteen years, with an option to renew for an additional ten years with another option at the end of those ten years for an additional five years, at the then-prevailing market rental value for comparable rentable property in the same area.

Under the Lease, we are obligated to make monthly rent payments of $153,738 for the first five years of the lease, beginning in March, 2007. In the sixth year of the lease, the monthly rent payments will be reduced to $117,900 and will gradually increase each year thereafter to a maximum of $150,798 in the fifteenth year. In addition, if Hartz is able to lease our Terminated Space for greater than a specified amount for each year through 2012, we will receive a corresponding rent credit on the Emerson Lane Space.

We also have a right of first refusal to occupy the remaining 37,299 square feet in the new building.

Item 1.02 Termination of a Material Definitive Agreement

As stated above in Item 1.01, on May 3, 2006, we agreed to terminate, effective upon our move into the Emerson Lane Space, (i) our lease agreement with Hartz for office space located at 900 Secaucus Road, Secaucus, New Jersey, dated October 31, 2000 and (ii) our lease agreement with Hartz for office and warehouse space located at 915 Secaucus Road, Secaucus, New Jersey, dated June 30, 1998, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC. By: /s/ Susan Riley Name: Susan Riley Title: Senior Vice President, Chief Financial Officer

Dated: May 9, 2006